EXHIBIT 4.8
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of April 1, 2025, PVH Corp. had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our common stock, par value $1.00 per share; and (2) our 4.125% Senior Notes due 2029.
Description of Common Stock
The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our By-Laws, both of which are incorporated herein by reference as exhibits to our Annual Report on Form 10-K filed with the Securities and Exchange Commission, of which this Exhibit 4.6 is a part. We encourage you to read the Certificate of Incorporation, By-Laws and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) for additional information.
Authorized Capital Stock
Our Certificate of Incorporation authorizes our Board of Directors to issue 240,000,000 shares of common stock, $1.00 par value per share, and 150,000 shares of preferred stock, $100 par value per share.
As of March 14, 2025, there were 52,636,943 shares of common stock outstanding. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.
Our Board of Directors is authorized to issue preferred stock, in one or more series, with such voting powers, designations, preferences and other rights, qualifications, limitations and restrictions as determined by the Board and without any vote or action by our stockholders. Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible financings and acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us. There are no shares of preferred stock outstanding.
Dividend Rights
Neither the DGCL nor our Certificate of Incorporation requires our Board of Directors to declare dividends on our common stock. The payment of dividends on our common stock is determined by our Board in its sole discretion and depends on business conditions, our financial condition, earnings and liquidity, and other factors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board out of funds legally available for that purpose.

Voting Rights
The holders of shares of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders, subject to any special voting rights applicable to any class of preferred stock that the Board of Directors authorizes. Holders of common stock will vote together with the holders of any shares of any authorized class of preferred stock who are entitled to vote with the holders of the common stock. Holders of our common stock do not possess cumulative voting rights.
Our By-Laws provide that in uncontested elections of directors, nominees receiving the affirmative vote of a majority of the votes cast with respect to that director’s election at a meeting at which a quorum is present are elected. A majority of votes cast means that the number of votes for a nominee must exceed the number of votes cast against that nominee; abstentions are not taken into account for this purpose. Our By-Laws further provide that in contested elections of directors, nominees need only receive a plurality of votes cast at a meeting at which a quorum is present to be elected, with the directors receiving the highest totals of affirmative votes being elected. All other corporate actions put to a stockholder vote are, pursuant to the By-Laws, decided by the vote of the holders of a majority of the shares entitled to vote thereon present in person or by proxy at the meeting, unless otherwise provided by law, rule or regulation, including any stock exchange rule or regulation, applicable to the Company.
Liquidation Rights
In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of holders of shares of preferred stock, if any, then outstanding.
Certain Provisions of Our Certificate of Incorporation, By-Laws and Delaware Law
Amendments to Our Certificate of Incorporation
Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is generally required to amend a corporation’s certificate of incorporation.
Under the DGCL, the holders of the outstanding shares of a class of our capital stock are entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the Certificate of Incorporation, if the amendment would:
•increase or decrease the aggregate number of authorized shares of such class;
•increase or decrease the par value of the shares of such class; or
•alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.
If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but does not so affect the entire class, then only the shares of the series so affected by the amendment are considered a separate class for the purposes of the DGCL.
Vacancies in our Board of Directors
Our By-Laws provide that any vacancy occurring in our Board of Directors for any reason may be filled by the vote of a majority of the remaining members of our Board then in office. Each director holds office until the next annual meeting of stockholders and until his or her successor is elected and qualified, unless the director dies, resigns or otherwise leaves the Board before then.
Special Meetings of Stockholders
Our By-Laws provide that special meetings of stockholders may be called at any time by the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Board or the Executive Committee of the Board.
Our By-Laws further provide that the Secretary must call a special meeting upon the written request of the record holders of a majority of the outstanding shares, which request must state the purpose or purposes for which the meeting is to be called.
Under the DGCL, written notice of any special meeting must be given not less than 10 days nor more than 60 days before the date of the special meeting to each stockholder entitled to vote at such meeting.
Requirements for Notice of Stockholder Director Nominations and Stockholder Business
Our By-Laws provide that nominations for the election of directors may be made by our Board of Directors or by any stockholder entitled to vote for the election of directors who complies with the applicable notice and other requirements set forth in our By-Laws.
If a stockholder wishes to bring any business before an annual or special meeting or nominate a person for election to our Board of Directors, our By-Laws contain certain procedures that must be followed for the advance timing required for delivery of stockholder notice of such nomination or other business and the information that such notice must contain.
Proxy Access Nominations
Our By-Laws provide that we must include in our proxy statement for an annual meeting of stockholders the name, together with certain other required information, of any person nominated for the election of directors in compliance with specified provisions in our By-Laws by a single stockholder that satisfies (or by a group of no more than 20 stockholders that satisfy) various notice and other requirements specified in our By-Laws. Among other requirements, such stockholder or group of stockholders would need to provide evidence verifying that the stockholder or group owns, and has owned continuously for the preceding three years, at least 3% of the issued and outstanding shares of our common stock. The By-Law provision establishes a maximum number of nominees submitted by stockholders that we would be required to include in our proxy statement for an annual meeting.
Stockholder Action by Written Consent without a Meeting
Our By-Laws provide that, unless otherwise restricted by our certificate of incorporation (not currently the case under our Certificate of Incorporation), any action that is required or permitted to be taken by our stockholders at any annual or special meeting of stockholders may be taken by written consent of stockholders in lieu of a meeting where such consent is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Our By-Laws also contain notice and procedural requirements applicable to persons seeking to have the stockholders authorize or take corporate action by written consent without a meeting.
Undesignated Preferred Stock
Our Board of Directors’ ability to authorize undesignated preferred stock makes it possible for our Board to issue preferred stock with voting powers, designations, preferences and other rights, designated from time to time by the Board. This may have the effect of delaying, deferring or preventing a change in control of us by means of a merger, tender offer, proxy contest or otherwise.
Delaware Anti-Takeover Law
We are subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
Listing
Our common stock is listed for trading on the New York Stock Exchange under the trading symbol “PVH.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is EQ Shareowner Services, 1110 Centre Point Curve, Mendota Heights, MN 55120.

Description of 4.125% Senior Notes due 2029 (the “notes”)
The following summary of the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture (as defined below) and the notes. The indenture, and not this description, defines the rights of a holder of the notes. For purposes of this description, references to the “Company,” “we,” “our” and “us” refer only to PVH Corp., and not to our subsidiaries. The indenture is qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and you should refer to the Trust Indenture Act for provisions that apply to the notes.
General
We issued the notes under an indenture, dated April 15, 2024 (the “base indenture”), as supplemented by a supplemental indenture, dated April 15, 2024 (the “supplemental indenture” and together with the base indenture, the “indenture”), between us and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).
The notes were issued in an aggregate principal amount of €525,000,000. The notes will mature on July 16, 2029 (the “maturity date”), unless earlier redeemed or repurchased by us. Upon surrender on the maturity date, the notes will be repaid at 100% of their principal amount.
The notes do not have the benefit of any sinking fund.
Payment in Euros
Principal, premium and Additional Amounts (as defined and described herein under the heading “Payment of Additional Amounts”), if any, and interest payments in respect of the notes is payable in euros.
If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars on the basis of the most recently available market exchange rate for euros as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the indenture or the notes. Neither the Trustee nor Elavon Financial Services DAC, UK Branch (the “Paying Agent”) will be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.
Ranking
The payment of the principal of, premium, if any, and interest on the notes:

•ranks equally in right of payment with all existing and future unsecured and unsubordinated indebtedness, liabilities and other obligations of the Company;
•ranks senior in right of payment to all existing and future subordinated indebtedness of the Company;
•is effectively subordinated to all existing and future secured indebtedness of the Company, to the extent of the value of the assets securing such indebtedness; and
•is structurally subordinated in right of payment to all existing and future indebtedness, liabilities and other obligations of each subsidiary of the Company.
A substantial portion of the Company’s assets are owned through its subsidiaries, many of which have liabilities of their own, which are structurally senior to the notes. None of the Company’s subsidiaries have any obligations with respect to the notes. Therefore, the Company’s rights and the rights of the Company’s creditors, including holders of notes, to participate in the assets of any subsidiary upon any such subsidiary’s liquidation are subject to the prior claims of such subsidiary’s creditors.
Interest
The notes bear interest at the rate of 4.125% per annum from the most recent interest payment date through which interest has been paid or duly provided for.
Interest on the notes is computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes, to but excluding the next date on which interest is paid or duly provided for. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association.
Interest on the notes is payable annually in arrears on July 16 of each year (such date is referred to as an “interest payment date”) until the principal amount has been paid or made available for payment, to holders of record at the close of business on the immediately preceding day, whether or not a business day (such date is referred to as an “interest record date”). The rights of holders of beneficial interests of notes to receive the payments of interest on such notes are subject to the applicable procedures of Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, S.A., Luxembourg (“Clearstream”) (or any other relevant depository or clearing system).
If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day, and no interest will accrue for the period from and after such interest payment date, maturity date or redemption date.
With respect to the notes, when we use the term “business day” we mean any day, other than a Saturday or Sunday, (1) that is not a day on which banking institutions in the City of New York or London are authorized or required by law, regulation or executive order to close and (2)

on which the Trans-European Automated Real-time Gross Settlement Express Transfer System, or any successor or replacement for that system, is open.
Claims against the Company for payment of principal, premium, if any, interest and Additional Amounts, if any, on the notes will become void unless presentment for payment is made (where so required under the indenture) within, in the case of principal, premium and Additional Amounts, if any, a period of ten years or, in the case of interest, a period of five years, in each case from the applicable original date of payment therefor.
Optional Redemption
Prior to April 16, 2029 (three months prior to their maturity date) (the “Par Call Date”), the Company may redeem the notes, at its option, in whole or in part, at any time and from time to time, at a redemption price calculated by the Company and equal to the greater of (x) 100% of the principal amount of the notes to be redeemed and (y) the sum of the present values of the Remaining Scheduled Payments (as defined below) that would be due if the notes matured on the Par Call Date, discounted to the redemption date, on an annual basis (ACTUAL/ACTUAL (ICMA)), such principal and interest at the applicable Comparable Government Bond Rate plus 30 basis points, plus, in each case, accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date). Neither the Trustee nor Paying Agent will have any responsibility or liability for the calculation of the optional redemption price or for determining the rates or information in connection with such calculation.
On or after the Par Call Date, the Company may redeem the notes, at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date).
“Comparable Government Bond” means, with respect to the notes to be redeemed prior to the Par Call Date in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a bond that is a direct obligation of the Federal Republic of Germany (a “German government bond”) whose maturity is closest to the maturity of the notes to be redeemed (assuming that such notes matured on the Par Call Date), or if the Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of the Reference Bond Dealers, determine to be appropriate for determining the Comparable Government Bond Rate.
“Comparable Government Bond Rate” means the yield, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), of the Comparable Government Bond on the third business day prior to the date fixed for redemption, calculated on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m.(London time) on such business day as determined by an Independent Investment Banker and calculated in accordance with generally accepted market practice at such time.

“Independent Investment Banker” means an independent investment bank that we appoint to act as the Independent Investment Banker from time to time.
“Reference Bond Dealer” means three firms that are brokers of, and/or market makers in German government bonds (each a “Primary Bond Dealer”) which we specify from time to time; provided, however, that if any of them ceases to be a Primary Bond Dealer, we will substitute another Primary Bond Dealer.
“Remaining Scheduled Payments” means, with respect to the notes to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related date of redemption thereof but for the redemption to the Par Call Date; provided, however, that, if that date of redemption is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon from, and including, the preceding interest payment date to, but excluding, that redemption date.
We will, not less than 10 nor more than 60 days prior to the redemption date (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of such date and of the principal amount of notes to be redeemed. If less than all of the notes are to be redeemed, the particular notes to be redeemed shall be selected not more than 60 days prior to the redemption date by the Trustee, from the outstanding notes not previously called for redemption, pro rata, or in accordance with the procedures of the common depositary for Clearstream and Euroclear and that may provide for the selection for redemption of a portion of the principal amount of any notes, provided that the unredeemed portion of the principal amount of any note shall be in a denomination which shall not be less than the minimum authorized denomination for the notes.
Redemption for Tax Reasons
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) or treaties of the United States (or any political subdivision or taxing authority thereof or therein having power to tax), or any change in, or amendments to, the application, interpretation, administration or enforcement of such laws, regulations, treaties or rulings (including a holding by a court of competent jurisdiction in the United States), which change or amendment is enacted, adopted or becomes effective on or after April 9, 2024, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, the Company will become obligated to pay Additional Amounts as described herein under the heading “Payment of Additional Amounts” with respect to the notes, then the Company may at any time at its option redeem, in whole, but not in part, the notes on not less than 10 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on those notes, if any, to, but excluding, the redemption date.
Notice of Redemption
Notice of redemption shall be given by first-class mail, postage prepaid, or electronically delivered (or otherwise transmitted) in accordance with the applicable procedures of the common depositary, not less than 10 nor more than 60 days prior to the redemption date, to each holder of notes to be redeemed, at the address of such holder as it appears in the securities register.
Any notice of redemption may, at our discretion, be subject to one or more conditions precedent. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions have not been satisfied by the redemption date or the redemption date may be delayed (including to a date on or after the 60th day after the applicable notice of redemption was delivered) until such time as any or all such conditions shall be satisfied. Any notice of redemption may provide that payment of the redemption price and our obligations with respect to such redemption may be performed by another Person (as defined below).
We may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise.
Payment of Additional Amounts
All payments of principal and interest on the notes by or on behalf of the Company will be made free and clear of and without withholding or deduction for or on account of any present or future tax, assessment or other governmental charge (and any interest, penalties and additions with respect thereto) unless required by applicable law or the official interpretation or administration thereof. If any such withholding or deduction is required or imposed by the United States (or any political subdivision or taxing authority thereof or therein having power to tax), the Company will, subject to the exceptions and limitations set forth below, pay such additional amounts (“Additional Amounts”) as are necessary in order that the net payment by or on behalf of the Company with respect to the notes to a Non-U.S. Holder (as defined below), after such withholding or deduction (including any withholding or deduction imposed on such Additional Amounts) imposed by the United States (or any political subdivision or taxing authority thereof or therein having power to tax), will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:
1.to the extent any tax, assessment or other governmental charge is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a Person holding a power over an estate or trust administered by a fiduciary holder, being considered as:
a.being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;
b.having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States or being or having been present in the United States;
c.being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes, a corporation that has accumulated earnings to avoid United States federal income tax, or a foreign tax exempt organization with respect to the United States;
d.being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or
e.being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in section 881(c)(3)(A) of the Code or any successor provision;
2.to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;
3.to the extent any tax, assessment or other governmental charge would not have been imposed but for the failure of the holder or any other Person to comply, to the extent it is legally able to do so, with any applicable certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute or regulation of the United States or by any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to partial or complete exemption from such tax, assessment or other governmental charge;
4.to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment;
5.to any estate, inheritance, gift, sales, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge, or excise tax imposed on the transfer of notes;
6.to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment on any note, if such payment could have been made without such withholding by at least one other reasonably available paying agent;
7.to the extent any tax, assessment or other governmental charge would not have been imposed but for the presentation by the holder of any note, where notes are in the form of definitive notes and presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later (except to the extent that the holder would have been entitled to such Additional Amounts had the note been presented on the last day of such 30 day period);
8.to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or
9.any combination of the above.
Any Additional Amounts paid on the notes will be paid in euro, subject to the provisions described under “Issuance in Euros.”
The above obligations will survive any termination, defeasance or discharge of the Indenture, any transfer by a holder or beneficial owner of its notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to the Company is then incorporated, organized, engaged in business or resident for tax purposes or any jurisdiction from or through which any payment under, or with respect to, the notes is made and any political subdivision or taxing authority or agency thereof or therein having the power to tax.
As used above, a “Non-U.S. Holder” is a beneficial owner of notes, other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. The term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (y) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.
As used under this heading “Payment of Additional Amounts” and under the heading “Optional Redemption — Redemption for Tax Reasons,” the term “United States” means the United States of America, the states of the United States, and the District of Columbia.

Wherever in the indenture, the notes or this “Description of 4.125% Senior Notes due 2029” there is mentioned, in any context:
1.the payment of principal;
2.redemption prices or purchase prices in connection with a redemption or purchase of notes;
3.interest; or
4.any other amount payable on or with respect to any of the notes;
such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
Change of Control Repurchase Event
If a change of control repurchase event (as defined below) occurs with respect to the notes, unless we have exercised our right to redeem such notes as described above under “Optional Redemption” or “Optional Redemption — Redemption for Tax Reasons,” we will be required to make an offer to each holder of the applicable notes to repurchase all or any part (equal to €100,000 and integral multiples of €1,000 in excess thereof) of that holder’s notes, at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus any accrued and unpaid interest on the notes repurchased to, but excluding, the date of repurchase (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date).
Within 30 days following any change of control repurchase event or, at our option, prior to any change of control, but after the public announcement of the change of control, we will electronically deliver or mail a notice (or otherwise deliver in accordance with the applicable procedures of Clearstream, Euroclear or the common depositary) to each holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 10 days and (except to the extent that such notice is conditioned on the occurrence of the change of control repurchase event) no later than 60 days from the date such notice is electronically delivered or mailed, which date, in a notice conditioned on the occurrence of a change of control repurchase event, may be designated by reference to the date that such condition is satisfied, rather than a specific date (the “change of control payment date”). We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes and the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control repurchase event provisions of the notes and the indenture by virtue of such conflict.
On the change of control payment date following a change of control repurchase event, we will, to the extent lawful:
1.accept for payment all the notes or portions of the notes (equal to €100,000 and integral multiples of €1,000 in excess thereof) properly tendered pursuant to the offer;
2.deposit with the Paying Agent an amount equal to the change of control repurchase price in respect of all the notes or portions of the notes properly tendered; and
3.deliver or cause to be delivered to the Trustee the notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of notes being purchased and an opinion of counsel required under the indenture.
The Paying Agent will promptly deliver to each holder of notes properly tendered the payment for the notes, and the Trustee or Paying Agent will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.
We will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.
If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in an offer to repurchase the notes upon a change of control repurchase event and we, or any third party making an offer to repurchase the notes upon a change of control repurchase event in lieu of us, as described above, purchase all of the notes validly tendered and not withdrawn by such holders, then we will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following the change of control payment date, to redeem all notes of such series that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date).
The phrase “all or substantially all,” as used with respect to our assets and the assets of our subsidiaries in the definition of “change of control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of our assets and the assets of our subsidiaries has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.
For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:
“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries; (2) the adoption of a plan relating to our liquidation or dissolution; or (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), including any group defined as a person for the purpose of Section 13(d)(3) of the Exchange Act (other than any employee benefit plan of the Company or its subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock measured by voting power rather than number of shares, provided, however, that a person (as defined above) shall not be deemed a beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person (as defined above) or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act. Notwithstanding the foregoing, a transaction will not be considered to be a change of control if (a) we become a direct or indirect wholly-owned subsidiary of another Person and (b) (i) immediately following that transaction, a majority of the voting stock of such Person is held by the direct or indirect holders of our voting stock immediately prior to such transaction or (ii) immediately following such transaction no Person (other than a Person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such Person measured by voting power rather than number of shares.
“change of control repurchase event” means the occurrence of both a change of control and a ratings event.
“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.
“Moody’s” means Moody’s Investors Service Inc., and its successors.
“rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate such notes or fails to make a rating of such notes publicly available, a

“nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, or both, as the case may be.
“ratings event” means during the period commencing on the date of our first public announcement of any change of control (or pending change of control) and ending 60 days following consummation of such change of control (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies), the rating of the notes shall be reduced by both rating agencies and such notes are rated below investment grade by both rating agencies and are not, within such period, subsequently upgraded by both rating agencies to an investment grade rating; provided, however, that a ratings event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a ratings event for purposes of the definition of change of control repurchase event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or confirm to us in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control has occurred at the time of the ratings event).
“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.
“voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors or managers of such person (or, if such person is a partnership, the board of directors or other governing body of the general partner of such person).
Limitation on Liens
We cannot incur, nor can we permit any Restricted Subsidiary (as defined below) to incur, any Liens upon any Principal Property of ours or any Restricted Subsidiary, whether now owned or hereafter created or acquired, or on any shares of stock or indebtedness of any Restricted Subsidiary, in order to secure indebtedness for borrowed money of us or any of our Restricted Subsidiaries, in each case, unless prior to or at the same time, the notes are equally and ratably secured with (or, at our option, senior to) such secured indebtedness for borrowed money until such time as such indebtedness for borrowed money is no longer secured by such Lien.
The foregoing restriction does not apply to:
1.Liens on any Principal Property existing with respect to any Person at the time such Person becomes a Restricted Subsidiary, provided that such Lien was not incurred in anticipation of such Person becoming a Restricted Subsidiary;

2.Liens on any Principal Property existing at the time of acquisition by us or any Restricted Subsidiary of such Principal Property or Liens on any Principal Property to secure the payment of all or any part of the purchase price of such Principal Property, or Liens on any Principal Property to secure any indebtedness incurred prior to, at the time of, or within 12 months after, the latest of the acquisition of such Principal Property or the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such Principal Property for the purpose of financing all or any part of the purchase price of the Principal Property and related costs and expenses, the construction or the making of the improvements;
3.Liens securing indebtedness of any Restricted Subsidiary owing to us or any Restricted Subsidiary;
4.Liens existing on the date of the issuance of the notes (other than any additional notes);
5.Liens on any Principal Property or assets of a Person existing at the time such Person is merged into or consolidated with us or any Restricted Subsidiary or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a Person to us or any Restricted Subsidiary, provided that such Lien was not incurred in anticipation of the merger, consolidation, sale, lease, other disposition or other such transaction;
6.Liens created in connection with or to secure a non-recourse obligation or a project financed thereby;
7.Liens created to secure the notes;
8.Liens imposed by law or arising by operation of law, including, without limitation, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, suppliers’, vendors’, and landlords’ Liens and other similar Liens, Liens for master’s and crew’s wages and other similar laws, arising in the ordinary course of business, Liens arising out of judgments or awards against a Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review or the period within which such proceedings may be initiated shall not have expired and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;
9.Liens for taxes, assessments or other governmental charges or levies not yet due or payable, not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

10.Liens to secure the performance of obligations with respect to statutory or regulatory requirements, bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance or return-of-money bonds and other obligations of a like nature;
11.Liens arising in connection with contracts and subcontracts with or made at the request of the United States, any state thereof, or any department, agency, or instrumentality of the United States or any state thereof;
12.Permitted Liens; or
13.any extensions, renewals or replacements of any Lien referred to in clauses (1) through (12) without increase of the principal amount of the indebtedness for borrowed money secured by such Lien (except to the extent of any fees or other costs associated with any such extension, renewal or replacement); provided, however, that any Liens permitted by any such clauses shall not extend to or cover any of our Principal Properties or the Principal Properties of any of our Restricted Subsidiaries, as the case may be, other than the Principal Property specified in such clauses and improvements to such Principal Property.
Notwithstanding the restrictions set forth in the first paragraph of this section, we and our Restricted Subsidiaries are permitted to incur indebtedness for borrowed money secured by Liens which would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes, provided that, after giving effect to such indebtedness for borrowed money, the aggregate amount of all indebtedness for borrowed money secured by such Liens (not including Liens permitted under clauses (1) through (13) above) does not at such time exceed 15% of Consolidated Net Tangible Assets calculated as of the date of the creation or incurrence of the Lien. We and our Restricted Subsidiaries may also, without equally and ratably securing the notes, create or incur Liens that renew, substitute or replace (including successive renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.
Limitation on Sale and Leaseback Transactions
We cannot, and cannot permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction other than:
(a)any Sale and Leaseback Transaction so long as we or such Restricted Subsidiary would be entitled to create a Lien on such Principal Property securing the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the notes pursuant to the covenant described under “Limitation on Liens”; and
(b)any Sale and Leaseback Transaction of which the net proceeds received by us or any Restricted Subsidiary are at least equal to the fair market value (as determined by our board of directors (or a duly authorized committee thereof)) of such

Principal Property and are applied by us or such Restricted Subsidiary, as applicable, within 270 days after the sale of such Principal Property in connection with which such Sale and Leaseback Transaction is completed, to either (or in combination of) (i) the prepayment, repayment, redemption or purchase of the notes, indebtedness of ours that is pari passu in right of payment to the notes or indebtedness of a Restricted Subsidiary (other than indebtedness owed to us or our Affiliates) or (ii) the purchase, construction, development, expansion or improvement of Principal Property.
This restriction does not apply to any Sale and Leaseback Transaction, and there will be excluded from Attributable Debt in any computation described in this covenant or above under the covenant “Limitation on Liens” with respect to any such transaction, (x) any such transaction solely between us and a Restricted Subsidiary or solely between Restricted Subsidiaries, (y) any such transaction involving a lease with a term of up to (including renewal rights exercisable at the option of the Company or a Restricted Subsidiary, as applicable) three years or (z) any lease of Principal Property entered into within 120 days after the later of the acquisition, completion of construction or commencement of full operation of such Principal Property.
Definitions for Restrictive Covenants
“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Attributable Debt” means, on the date of any determination, the present value of the obligation of the lessee for Net Rental Payments during the remaining term of the lease included in a Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the interest rate set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes on such date of determination, in either case compounded semi-annually.
“Consolidated Net Tangible Assets” means, at the date of determination, the aggregate amount of assets of the Company and its consolidated subsidiaries, less applicable reserves and other properly deductible items, after deducting from that net amount:
1.all current liabilities, and
2.goodwill, trademarks, trade names, patents, unamortized debt-discount and other like intangibles, in each case as reflected on the Company’s most recent consolidated balance sheet prepared in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.
“Lien” means any lien, security interest, pledge, charge or encumbrance of any kind.
“Net Rental Payments” means the total amount of rent payable by the lessee after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.
“Permitted Liens” means:
1.Liens securing hedging obligations designed to protect us from fluctuations in interest rates, currencies, equities or the price of commodities and not for speculative purposes;
2.Liens arising by reason of pledges or deposits necessary to qualify us or any subsidiary to conduct business, maintain self-insurance, or obtain the benefit of, or comply with, any law, including Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits;
3.Liens of any landlord on fixtures located on premises leased by us or any of our subsidiaries, and tenants’ rights under leases, easements and similar Liens not materially impairing the use or value of the property involved;
4.easements, zoning restrictions, building restrictions, rights-of-way and similar encumbrances or charges on real property imposed by law or arising in the ordinary course of business that are of a nature generally existing with respect to properties of a similar character;
5.Liens in connection with bankers’ acceptance financing or used in the ordinary course of trade practices, statutory lessor and vendor privilege Liens and Liens in connection with good faith bids, tenders and deposits;
6.Liens in favor of us or any of our wholly-owned Restricted Subsidiaries; and
7.customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture.
“Principal Property” means all real property and improvements thereon, including, without limitation, any manufacturing facility or plant or any portion thereof, office facility, including our principal corporate offices, warehouse, research facility or distribution center located within the United States (excluding its territories and possessions and Puerto Rico) and owned or leased by the Company or any of its Restricted Subsidiaries, the gross book value (without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 1.5% of the Consolidated Net Tangible Assets of the Company, except any such property which the Company’s board of directors (or a duly authorized committee thereof), in its good faith opinion, determines is not of material importance to the business conducted by the Company and its subsidiaries, taken as a whole, as evidenced by a board resolution.
“Restricted Subsidiary” means (a) any of our subsidiaries which has substantially all of its property in the United States, which owns or is a lessee of any Principal Property and (b) any other subsidiary which is hereafter designated by our board of directors as a Restricted Subsidiary.
“Sale and Leaseback Transaction” means any arrangement whereby we or any of our Restricted Subsidiaries has sold or transferred, or will sell or transfer, any Principal Property and has or will take back a lease pursuant to which the rental payments are calculated to amortize the purchase price of such Principal Property substantially over the useful life of such Principal Property.
Additional Issues
We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes having the same terms as, and ranking equally and ratably with, the notes in all respects (except for the issue date, the public offering price and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first interest payment date); provided that, if such additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, such additional notes will have a different CUSIP, ISIN and/or any other identifying number. Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise as, the notes, and will vote together as one class on all matters with the notes offered hereby.
Consolidation, Merger or Sale of Assets
We shall not consolidate with, or merge with or into, any other Person (other than in a merger or consolidation in which we are the continuing Person), or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets (in one transaction or a series of related transactions) to any other Person (other than one or more of our subsidiaries), unless:
•the Person (if other than us) formed by such consolidation or into which we are merged, or to which our assets shall be sold, conveyed, transferred, leased or otherwise disposed of, shall be a Person organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of our obligations on the notes and under the indenture;
•immediately after giving effect to such transaction, no event of default or any event that is, or after notice or passage of time or both would be, an event of default, shall have occurred and be continuing; and

•we shall have delivered to the Trustee (A) an opinion of counsel stating that such consolidation, merger or sale, conveyance, transfer, lease or other disposition and such supplemental indenture (if any) complies with the relevant provision of the indenture and that all conditions precedent therein relating to such transaction have been complied with and (B) an officer’s certificate to the effect that immediately after giving effect to such transaction, no event of default shall have occurred and be continuing.
Upon any consolidation or merger by us with or into any other Person, or any sale, conveyance, transfer, lease or other disposition by us of all or substantially all of our assets to any Person subject to and in accordance with the foregoing, the successor Person formed by such consolidation or into which we are merged or to which such sale, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture with the same effect as if such successor Person had been named as the Company therein; and in the event of any such conveyance, transfer or other disposition (but not with respect to a lease) we shall be discharged from all obligations and covenants under the indenture and the notes and may be dissolved and liquidated.
The term “Person” is defined in the indenture to mean a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof or any other entity of whatever nature.
Events of Default
Each of the following is an “event of default” under the indenture with respect to the notes:
1.the failure to pay interest on the notes on an interest payment date and the default continues for a period of 30 days;
2.the failure to pay the principal (or premium, if any) of the notes when such principal (or premium, if any) becomes due and payable, at the maturity date, upon declaration of acceleration, upon call for redemption, upon repayment at the option of the holder or otherwise;
3.a default in the observance or performance of any other covenant or agreement contained in the indenture, and the default continues for a period of 90 days after written notice thereof to us by the Trustee or the holders of least 25% in the aggregate principal amount of the outstanding notes, specifying the default and demanding that such default be remedied (provided that such notice may not be given with respect to any action taken, and reported publicly or to holders of the notes, more than two years prior to such notice);

4.the failure to repurchase any note tendered for repurchase at the option of the holders thereof before their stated maturity in compliance with the covenant described under “Change of Control Repurchase Event”;
5.(a) a failure to make any payment at maturity, including any applicable grace period, on any of our indebtedness for borrowed money or the payment of which is guaranteed by us in an aggregate principal amount in excess of $200 million at any one time and continuance of this failure to pay or (b) a default on any of our indebtedness for borrowed money or the payment of which is guaranteed by us, which default results in the acceleration of the principal of indebtedness for borrowed money in an aggregate principal amount in excess of $200 million without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, for a period of, in the case of clause (a) or (b) above, 10 days or more after written notice thereof to us by the Trustee or to us and the Trustee by the holders of at least 25% in aggregate principal amount of outstanding notes; provided, however, that if the failure, default or acceleration referred to in clause (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the event of default will be deemed cured; and
6.certain events of bankruptcy or insolvency with respect to us.
If an event of default (other than an event of default specified in clause 6 above) shall occur and be continuing, then and in every such case the Trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal amount of and accrued but unpaid interest on all the notes to be due and payable immediately, by a notice in writing to us (and to the Trustee if given by the holders) specifying the respective event of default and that it is a “notice of acceleration” and the same shall become immediately due and payable. If an event of default specified in clause 6 above shall occur and be continuing, the unpaid principal amount of all the notes and accrued and unpaid interest thereon shall automatically, and without any declaration or other action on the part of the Trustee or any holder, become immediately due and payable.
At any time after such a declaration of acceleration with respect to the notes has been made, the holders of a majority in principal amount of the outstanding notes, by written notice to us and the Trustee, may rescind and annul such declaration and its consequences if:
•the rescission would not conflict with any judgment or decree;
•all existing events of default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration; and
•to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid.

No such rescission shall affect any subsequent event of default or impair any right consequent thereto.
The holders may not enforce the indenture except as provided in the indenture and under the Trust Indenture Act. Subject to the provisions therein relating to the duties of the Trustee in case an event of default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the indenture at the request or discretion of any of the holders, unless the holders have offered to the Trustee security or indemnity satisfactory to the Trustee. During the existence of an event of default, the Trustee shall exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of its own affairs.
Other Terms Applicable to the Notes
No holder of the notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver, assignee, trustee, liquidator, sequestrator (or other similar official) or for any other remedy hereunder, unless:
•such holder has previously given written notice to the Trustee of a continuing event of default with respect to the notes;
•the holders of not less than 25% in principal amount of the outstanding notes shall have made written request to the Trustee to institute proceedings in respect of such event of default in its own name as Trustee hereunder;
•such holder or holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;
•the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and
•no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the outstanding notes;
it being understood and intended that no one or more of such holders shall have any right in any manner whatever by virtue of, or by availing itself of, any provision of the indenture to affect, disturb or prejudice the rights of any other holders of the notes, or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under the indenture, except in the manner therein provided and for the equal and ratable benefit of all such holders (it being further understood that the Trustee does not have an affirmative duty to ascertain whether or not any action the holders direct it to take is unduly prejudicial to other holders).
Notwithstanding any other provision in the indenture, the holder of any notes shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and (subject to provisions in the base indenture relating to the payment of interest the preservation of interest rights) interest on the notes on the respective stated maturities expressed in the notes (or, in the case of redemption or repayment, on the redemption date or the repayment date, as the case may be) and to institute suit for the enforcement of any such payment, and such right shall not be impaired without the consent of such holder.
The holders of a majority in principal amount of the outstanding notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the notes, provided that:
•such direction shall not be in conflict with any rule of law or with the indenture or with the notes;
•the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction; and
•subject to the provisions of the indenture with respect to certain duties and responsibilities of the Trustee, the Trustee shall have the right to decline to follow such direction if the Trustee shall, in good faith, determine that the proceeding so directed would be unjustly prejudicial to the holders not joining in any such direction or would involve the Trustee in personal liability.
The holders of not less than a majority in aggregate principal amount of the outstanding notes may waive (on behalf of all holders of the notes) by notice to the Trustee any existing default or event of default under the indenture and its consequences with respect to the notes except a continuing default or event of default:
•in the payment of the principal of (or premium, if any) or interest on any note, or
•in respect of a provision hereof that, as described under “Actions Requiring Consent of Holders,” cannot be modified or amended without the consent of the holders of each outstanding note.
Any such waiver shall be deemed to be on behalf of the holders of all the notes. Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured and shall cease to exist, for every purpose of the indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereon.
All parties to the indenture agree, and each holder of any note by his or her acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under the indenture, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the foregoing shall not apply to any suit instituted by the Trustee or to any suit instituted by any holder for the enforcement of the payment of the principal of (or premium, if any) or interest on any note on or after the respective stated maturities expressed in such note.
We shall deliver to the Trustee, within 120 days after the end of each calendar year of the Company ending after the original issue date of the notes, an officer’s certificate signed by our principal executive officer, principal financial officer or principal accounting officer covering the preceding calendar year, stating whether or not to the best knowledge of the signer thereof we are in default in the performance, observance or fulfillment of or compliance with any of the terms, provisions, covenants and conditions of the indenture, and if we shall be in default, specifying all such defaults and the nature and status thereof of which they may have knowledge. For the purpose of this paragraph, compliance shall be determined without regard to any grace period or requirement of notice provided pursuant to the terms of the indenture.
The term “default” is defined in the indenture to mean any event which is, or after notice or passage of time or both would be, an event of default.
Defeasance
When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we irrevocably deposit in trust for the benefit of the holders of notes cash and/or government obligations, or a combination thereof, that, in the opinion of an independent accounting firm, which will be delivered to the Trustee in the case of deposit of assets other than cash, will generate enough cash to make interest, principal, any premium and any other payments on the notes at their stated maturity and comply with all other conditions to defeasance set forth in the indenture, then, at our option, either of the following will occur:
•we shall be deemed to be discharged from our obligations with respect to the outstanding notes (“legal defeasance”), or
•we shall no longer have any obligation to comply with the covenants described under “Change of Control Repurchase Event,” “Limitation on Liens” and “Limitation on Sale and Leaseback Transactions” and the other restrictive covenants set forth in the base indenture, and the events of default set forth in clause (3) (with respect to the foregoing covenants) and clause (5) under the caption “Events of Default” will no longer apply to us, but some of our other obligations under the indenture and the notes, including our obligation to make payments on the notes, will survive (“covenant defeasance”).
If we legally defease the notes, the holders of the notes will not be entitled to the benefits of the indenture, except for:
•the rights of holders of the notes to receive, solely from the trust fund described above, payments in respect of the principal of (and premium, if any) and interest, if any, on the notes when such payments are due;
•our obligation to register the transfer or exchange of the notes;

•our obligation to replace mutilated, destroyed, lost or stolen notes;
•our obligation to maintain paying agencies; and
•our obligation to hold moneys for payment in trust.
We may legally defease the notes notwithstanding any prior exercise of our option of covenant defeasance in respect of the notes. We may not defease the notes (either legally or through covenant defeasance) if an event of default or default with respect to the notes (other than a default or event of default resulting from non-compliance with any covenant from which we are released upon effectiveness of such legal defeasance or covenant defeasance, as applicable) has occurred and is continuing on the date of such deposit.
We will be required to deliver to the Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent with respect to the legal defeasance or covenant defeasance have been complied with. We will also be required to deliver to the Trustee an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and legal defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and legal defeasance or covenant defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the United States Internal Revenue Service or other change in applicable United States federal income tax law).
For purposes of this “Description of 4.125% Senior Notes due 2029,” the term “government obligations” shall have the following meaning with respect to the notes: any security that is (i) a direct obligation of Ireland, Belgium, the Netherlands, France, Germany or any country that is a member of the European Monetary Union on the original issue date of the notes, for the payment of which the full faith and credit of such country is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of any such country the payment of which is unconditionally guaranteed as a full faith and credit obligation by such country, which, in either case under the preceding clause (i) or (ii), is not callable or redeemable at our option.
Actions Not Requiring Consent of Holders
Without the consent of any holders, we, when authorized by a resolution of our board of directors, and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures, in form satisfactory to the Trustee, for any of the following purposes:
•to cure any ambiguity, defect or inconsistency;
•to provide for uncertificated notes in addition to or in place of certificated notes (provided, that the uncertificated notes are issued in registered form for U.S. federal income tax purposes);

•to comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;
•to evidence and provide for the acceptance of appointment by a successor Trustee;
•to conform the terms of the indenture and the notes to any provision or other description of the notes, as the case may be, contained in an offering document related thereto;
•to provide for the assumption by a successor Person of our obligations under the indenture and the notes, in each case in compliance with the provisions thereof;
•to create a series of securities and establish its terms or otherwise provide for the issuance of any securities under the base indenture;
•to comply with the rules of any applicable securities depositary;
•to make any change that would provide any additional rights or benefits to the holders of the notes (including to secure the notes, add guarantees with respect thereto, transfer any property to or with the Trustee, add to our covenants for the benefit of the holders, add any additional events of default for the notes, or surrender any right or power conferred upon us) or that does not adversely affect the legal rights hereunder of any holder in any material respect;
•to change or eliminate any restrictions on the payment of principal (or premium, if any) on notes in registered form; provided that any such action shall not adversely affect the interests of the holders of any series of notes in any material respect;
•to supplement any provision of the indenture as shall be necessary to permit or facilitate the defeasance and discharge of the notes in accordance with the indenture; provided that such action shall not adversely affect the interests of any of the holders of any series of notes in any material respect;
•to change or eliminate any of the provisions of the indenture so long as such change or elimination does not affect any notes which are outstanding under the indenture prior to the effectiveness of such change or elimination; or
•to make any change that does not adversely affect the interests of any holder of the notes of any series in any material respect.
Actions Requiring Consent of Holders
With the consent of the holders of not less than a majority in principal amount of the outstanding notes affected by such supplemental indenture, by act of said holders (including evidence of consents or acts obtained in connection with a purchase of, or tender offer or exchange offer for, notes) delivered to us and the Trustee, we, when authorized by a resolution of our board of directors, and the Trustee may enter into an indenture or indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of the notes under the indenture, including a waiver.
However, no supplemental indenture shall, without the consent of the holder of each of the outstanding notes affected thereby:
•reduce the percentage in principal amount of an outstanding note whose holders must consent to an amendment or waiver;
•reduce the rate of, change or have the effect of changing the time for payment of interest, including defaulted interest, on the notes;
•reduce the principal of or change the fixed maturity of the notes, or reduce the redemption price;
•make the notes payable in currency other than that stated in the note or change the place of payment of the notes from that stated in the note or in the indenture;
•make any change in provisions of the indenture protecting the right of each holder to receive payment of principal of and interest on the notes on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date) or to bring suit to enforce such payment, or permitting holders holding a majority in principal amount of a series of notes to waive defaults or events of default; or
•modify any of the provisions dealing with modification of the indenture, the provisions with respect to the waiver of past defaults or the provisions with respect to the waiver of certain covenants, except to increase the percentage in principal amount of outstanding notes the consent of whose holders is required for any waiver or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.
Notwithstanding anything herein or otherwise, the provisions under the indenture relative to the Company’s obligation to make any offer to repurchase the notes as a result of a change of control repurchase event as described under the caption “Change of Control Repurchase Event” may be waived or modified with the written consent of the holders of a majority in principal amount of the notes then outstanding.
It shall not be necessary for any act of holders to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such act approves the substance thereof.
Satisfaction and Discharge
The indenture shall, with respect to the notes, at our order, be discharged and will cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of the notes issued thereunder, as expressly provided for in such indenture, and rights to receive payments of principal of (and premium, if any) and interest on such notes) and the Trustee, at our expense, shall execute proper instruments acknowledging satisfaction and discharge of the indenture, when:
1.either:
a.all notes theretofore authenticated and delivered (other than notes that have been mutilated, destroyed, lost or stolen and that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been cancelled or delivered to the Trustee or Paying Agent for cancellation; or
b.all notes not theretofore canceled or delivered to the Trustee or Paying Agent for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year of the date of deposit, or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice by the Trustee in our name, and at our expense, and we have irrevocably deposited or caused to be deposited with the Trustee (iv) or Paying Agent as trust funds in trust for such purpose cash or government obligations or a combination thereof in an amount (without consideration of any reinvestment of interest) sufficient to pay and discharge the entire indebtedness on the notes for principal (and premium, if any) and interest to, but excluding, the date of such deposit (in the case of notes that have become due and payable) or, to, but excluding, the stated maturity or redemption date, as the case may be; provided that (i) in connection with any such deposit of funds with the Trustee or Paying Agent upon any redemption that requires the payment of a premium, the amount deposited shall be sufficient to the extent that an amount is deposited with the Trustee or Paying Agent equal to the premium calculated as of the date of the notice of redemption, with any deficit on the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee or Paying Agent at or prior to 1:00 p.m., New York City time, on the date of redemption (it being understood that any satisfaction and discharge shall be subject to the condition subsequent that such deficit is in fact paid) and if deposited with the Trustee or Paying Agent on the date of redemption, in accordance with the applicable provisions of the indenture and (ii) in the event a petition for relief under federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, is filed with respect to us within 91 days after the deposit and the Trustee or Paying Agent is required to return the moneys then on deposit with the Trustee or Paying Agent to us, our obligations under the indenture with respect to such notes shall not be deemed terminated or discharged;

2.We have paid or caused to be paid all other sums payable under the indenture by us; and
3.We have delivered to the Trustee an officer’s certificate and an opinion of counsel each stating that all conditions precedent provided for under the indenture relating to the satisfaction and discharge of the indenture with respect to the notes have been complied with.
The Trustee, Paying Agent, Securities Registrar and Transfer Agent
U.S. Bank Trust Company, National Association is the Trustee with respect to the notes. U.S. Bank Trust Company, National Association is also the trustee under the indenture governing our 4⅝% Senior Notes due 2025 and our 3⅛% Senior Notes due 2027. We have other customary banking relationships with U.S. Bank Trust Company, National Association and its affiliates in the ordinary course of business.
The indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of us, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee are permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest within the meaning of the Trust Indenture Act, it must eliminate such conflict or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the indenture.
The Trustee may resign at any time by giving written notice thereof to us. The Trustee may also be removed by act of the holders of a majority in principal amount of the then-outstanding notes. No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture.
The sole paying agent is the Paying Agent. The Paying Agent’s address is Elavon Financial Services DAC, UK Branch, 125 Old Broad Street, Fifth Floor, London, EC2N 1AR, United Kingdom. In addition, we maintain a registrar (the “registrar”) and transfer agent (the “transfer agent”) for the notes. The registrar and transfer agent is U.S. Bank Trust Company, National Association. U.S. Bank Trust Company, National Association’s address is Global Corporate Trust, 2 Concourse Parkway NE, Suite 800, Atlanta, Georgia 30328. The registrar maintains a register reflecting ownership of the notes outstanding from time to time, if any, and, together with the transfer agent, facilitates transfers of the notes on our behalf. We may change the paying agent, the registrar or the transfer agent without prior notice to the holders of the notes. We may act as paying agent, registrar or transfer agent in respect of the notes. No service charge shall be made to a holder for any transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of notes.

No Personal Liability of Directors, Officers, Employees, Incorporator and Shareholders
No recourse shall be had for the payment or delivery of the principal, premium, if any, or the interest, on any notes, or for any claim based thereon, or upon any obligation, covenant or agreement of the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, against any director, officer, employee, incorporator, agent, stockholder or affiliate, as such, past, present or future, of the Company or of any successor corporation, either directly or indirectly through the Company or any successor corporation, whether by virtue of any constitution, statute, or rule of law, or by the enforcement of any assessment of penalty or otherwise. It is expressly agreed and understood that the indenture and all the notes are solely corporate obligations, and that no personal liability whatever shall attach to, or is incurred by, any director, officer, employee, incorporator, agent, stockholder or affiliate, past, present or future, of the corporation, because of the incurring of the indebtedness authorized or under or by reason of any of the obligations, covenants or agreements contained in the indenture or in any of the notes or implied therefrom, or for any claim based thereon or in respect thereof, all such liability and any and all such claims having been expressly waived and released as a condition of, and as part of the consideration for, the execution of the indenture and the issuance of the notes.
Unclaimed Funds
Any money deposited with the Trustee or any Paying Agent, or then held by us, in trust for the payment of the principal of (and premium, if any) and interest on the notes and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall be paid on our request to us, or (if then held by us) shall (unless otherwise required by mandatory provision of applicable escheat or abandoned or unclaimed property law) be discharged from such trust; and the holder of such notes shall thereafter, as an unsecured general creditor, look only to the us for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of us as trustee thereof, shall thereupon cease.
Governing Law
The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of law.
Listing
The notes are listed on the New York Stock Exchange. We have no obligation to maintain such listing and we may delist the notes at any time.